Exhibit 99.1

Sunshine Heart Announces Company Name Change to CHF Solutions, Inc. and New NASDAQ Ticker Symbol to Reflect New Commercial Focus

EDEN PRAIRIE, Minn., May 23, 2017 (GLOBE NEWSWIRE) — Sunshine Heart, Inc. (NASDAQ:SSH), an early-stage medical device company focused on the commercialization of the Aquadex FlexFlow® System, today announced that on May 23, 2017, it is changing the name of the company to CHF Solutions, Inc.

“We are pleased to align our corporate name and identity with our new commercial focus,” said John Erb, Chairman of the Board and CEO of CHF Solutions. “CHF Solutions has great brand recognition in the marketplace and more appropriately reflects our business direction.”

In conjunction with the name change, the company’s ticker symbol listed on the NASDAQ will change from SSH to CHFS, which is expected to be effective May 24, 2017, and the CUSIP numbers for its common stock, Series E Convertible Preferred Stock and the warrants issued in the Company’s underwritten public offering that closed on April 24, 2017 will change to 12542Q 102, 12542Q 201 and 12542Q 128, respectively. The company’s official website will be changed to www.chf-solutions.com, effective immediately.

About CHF Solutions

CHF Solutions, Inc. (Nasdaq:CHFS) is an early-stage medical device company focused on commercializing the Aquadex FlexFlow® System. The company’s commercial product, the Aquadex system, is indicated for temporary (up to eight hours) ultrafiltration treatment of patients with fluid overload who have failed diuretic therapy, and extended (longer than 8 hours) ultrafiltration treatment of patients with fluid overload who have failed diuretic therapy and require hospitalization. The company’s objective is to improve the quality of life for patients with heart failure and related conditions. CHF Solutions is a Delaware corporation headquartered in Minneapolis with wholly owned subsidiaries in Australia and Ireland. The company has been listed on the NASDAQ Capital Market since February 2012.

Forward-Looking Statements

Certain statements in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the company’s ticker symbol and events or developments that we expect or anticipate will occur in the future.   Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this release, including, without limitation, those risk associated with our ability to execute on our recently announced strategic realignment, the possibility that we may be unable to raise sufficient funds necessary for our anticipated operations, our post-market clinical data collection activities, benefits of our products to patients, our expectations with respect to product development and commercialization efforts, our ability to increase market and physician acceptance of our products, potentially competitive product offerings, intellectual property protection, our ability to integrate acquired businesses, our expectations regarding anticipated synergies with and benefits from acquired businesses, and other risks and uncertainties described in our filings with the SEC. Forward-looking statements speak only as of the date when made. CHF Solutions does not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, please contact:

Claudia Napal Drayton	Investor Relations
Chief Financial Officer	CHF Solutions, Inc.
CHF Solutions, Inc.	ir@chf-solutions.com
T: +1-952-345-4205